Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated September 22, 2014
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TBV6

Principal Amount (in Specified Currency): $265,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: September 22, 2014
Original Issue Date: September 25, 2014
Stated Maturity Date: September 23, 2016

Interest Payment Dates: Each March 23, June 23, September 23 and December 23, beginning December 23, 2014

Net Proceeds to Issuer: $264,841,000
Agent: Morgan Stanley & Co. LLC
Agent’s Discount or Commission: 0.060%
Agent’s Capacity:
[  ] Agent
[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate

[  ] Eleventh District Cost of Funds Rate
[X] Federal Funds Rate
[  ] Federal Funds Open Rate
[  ] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:
Index Currency:

If CD Rate or LIBOR
Index Maturity:

Floating Rate Spread (+/-):  +0.25%
Spread Multiplier:  N/A

Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A

Interest Reset Dates: Each Business Day
Interest Rate Reset Cutoff Dates: Two Business Days prior to each related Interest Payment Date
Interest Determination Dates: First Business Day preceding each related Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[X] Following, adjusted
[  ] Modified Following, adjusted

Business Days: New York

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable

Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date

ADDITIONAL TERMS OF THE NOTES

United States Federal Income Taxation

As discussed in the Prospectus Supplement under “United States Federal Income Taxation—Recent Legislation,” legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. This legislation will apply to the Notes. Under final Treasury regulations, withholding (if applicable) will apply to payments of interest. We will not pay additional amounts with respect to any such withholding taxes. You should consult your tax adviser regarding the potential consequences of FATCA with respect to your investment in the Notes.

For other U.S. federal income tax consequences of owning and disposing of the Notes, please see the section of the Prospectus Supplement titled “United States Federal Income Taxation.” Any consequences resulting from the Medicare tax on investment income are not addressed in this discussion or the section of the Prospectus Supplement titled “United States Federal Income Taxation.”